Exhibit 99.1

PRESS RELEASE

ERA GROUP INC. REPORTS
SECOND QUARTER 2017 RESULTS

Houston, Texas
August 8, 2017
FOR IMMEDIATE RELEASE — Era Group Inc. (NYSE: ERA) (the “Company”) today reported a net loss attributable to the Company of $2.8 million, or $0.13 per diluted share, for its second quarter ended June 30, 2017 (“current quarter”) on operating revenues of $57.9 million compared to net loss attributable to the Company of $5.6 million, or $0.27 per diluted share, for the quarter ended March 31, 2017 (“preceding quarter”) on operating revenues of $54.5 million.
Earnings before interest, taxes, depreciation and amortization (“EBITDA”) was $11.9 million in the current quarter compared to $7.0 million in the preceding quarter. EBITDA adjusted to exclude gains on asset dispositions and special items was $7.5 million in the current quarter compared to $6.9 million in the preceding quarter. Gains on asset dispositions were $5.1 million in the current quarter compared to $0.1 million in the preceding quarter. Special items in the current quarter consisted of $0.6 million of severance-related expenses due to changes in senior management. There were no special items in the preceding quarter.
“Despite the very challenging market conditions in the second quarter, Era generated over $9 million of positive operating cash flow and continued to strengthen our balance sheet and liquidity position,” said Chris Bradshaw, President and Chief Executive Officer of Era Group Inc. “For the first time in a long while, we are experiencing an increase in customer activity in our U.S. oil and gas operations, beginning in the third quarter of 2017, which is expected to result in higher utilization of the existing contracted fleet as well as additional helicopters being placed on contract. In addition, we began a new offshore contract in Colombia in the third quarter to support a customer’s short-term drilling project.”
Sequential Quarter Results
Operating revenues in the current quarter were $3.4 million higher compared to the preceding quarter primarily due to the recognition of lease return charges on helicopters returned to us upon the conclusion of lease contracts, the start of the flightseeing season in Alaska and higher utilization in our U.S. oil and gas operations. These increases were partially offset by lower international oil and gas revenues and the end of air medical contracts.
Operating expenses were $3.6 million higher in the current quarter primarily due to increased repairs and maintenance costs related to the timing of repairs.
Administrative and general expenses were $0.5 million lower in the current quarter primarily due to lower professional services fees.
Depreciation and amortization expense was $0.4 million higher in the current quarter primarily due to new heavy helicopters placed in service.
Interest expense was $0.3 million higher in the current quarter primarily due to higher capitalized interest in the preceding quarter.
Income tax benefit was $1.4 million lower in the current quarter primarily due to a lower pre-tax loss.

Calendar Quarter Results
Operating revenues in the current quarter were $5.5 million lower compared to the quarter ended June 30, 2016 (“prior year quarter”) primarily due to lower utilization of light helicopters in our oil and gas operations, fewer search and rescue (“SAR”) subscribers and the end of air medical contracts. These decreases were partially offset by increased dry-leasing revenues due to lease return charges on helicopters returned to us upon the conclusion of lease contracts in the current quarter.
Operating expenses were $6.1 million lower in the current quarter primarily due to reduced personnel, repairs and maintenance and other operating expenses.
Administrative and general expenses were $1.8 million higher primarily due to non-routine professional services fees and severance expenses related to changes in our senior management team in the current quarter and a bad debt recovery in the prior year quarter.
Depreciation expense was $0.7 million lower in the current quarter primarily due to certain assets becoming fully depreciated and asset dispositions subsequent to the prior year quarter, partially offset by new heavy helicopters placed in service in the current quarter.
We sold or otherwise disposed of a hangar in Alaska, two helicopters and capital parts in the current quarter for proceeds of $5.6 million resulting in gains of $5.1 million. In the prior year quarter, we sold or otherwise disposed of two helicopters and related equipment for proceeds of $1.9 million resulting in gains of $1.4 million.
Foreign currency losses were $0.1 million in the current quarter compared to foreign currency gains of $0.3 million in the prior year quarter.
Income tax benefit was $0.5 million lower in the current quarter primarily due to a lower pre-tax loss, partially offset by the release of deferred state tax liabilities related to jurisdictions in which our air medical contracts ended.
Net loss attributable to the Company was $2.8 million in the current quarter compared to net income attributable to the Company of $1.9 million in the prior year quarter. During the prior year quarter, the Company and its partner in its Brazilian joint venture, Aeróleo Taxi Aero S/A (“Aeróleo”), each contributed notes payable to them by Aeróleo as a contribution of additional capital into Aeróleo. As a result of this transaction, the Company reduced total debt by the $6.3 million of notes that were contributed by its partner in Aeróleo and recorded a $6.3 million loss attributable to noncontrolling interest in subsidiary, which increased net income attributable to the Company by the same amount. Excluding the impact of this transaction, net loss attributable to the Company in the prior year quarter would have been $4.4 million.
EBITDA was $1.3 million higher in the current quarter compared to the prior year quarter. EBITDA adjusted to exclude gains on asset dispositions and special items was $1.3 million lower in the current quarter. Gains on asset dispositions were $3.7 million higher in the current quarter. Special items in the current quarter consisted of the $0.6 million of severance-related expenses noted above. Special items in the prior year quarter consisted of a $0.5 million gain on debt extinguishment related to the repurchase of a portion of our 7.750% Senior Notes.
Capital Commitments
We had unfunded capital commitments of $114.8 million as of June 30, 2017, of which $7.2 million is payable during the remainder of 2017 with the balance payable through 2019. We may terminate $110.6 million of our total commitments (inclusive of deposits paid on options not yet exercised) without further liability other than aggregate liquidated damages of $2.6 million. The noncancellable portion of our commitments payable during the remainder of 2017 is $2.8 million.
Included in these capital commitments are agreements to purchase five AW189 heavy helicopters, one S92 heavy helicopter and five AW169 light twin helicopters. The AW189 and S92 helicopters are scheduled to be delivered in 2018 and 2019. Delivery dates for the AW169 helicopters have yet to be determined. In addition, we had outstanding options to purchase up to ten additional AW189 helicopters. If these options are exercised, the helicopters would be scheduled for delivery beginning in 2019 through 2020.
Liquidity
As of June 30, 2017, we had $28.9 million in cash balances and $134.0 million of remaining availability under the senior secured revolving credit facility (the “Facility”) for total liquidity of $162.9 million. As of June 30, 2017, our senior secured leverage ratio, as defined in the Facility, was 1.2x compared to the current covenant requirement of not more than 3.25x, and our interest coverage ratio was 3.2x compared to the current covenant requirement of not less than 1.75x.
H225 Update
Due to an accident in April 2016 involving an Airbus Helicopters H225 (also known as an EC225LP) model helicopter operated by another helicopter company, the majority of the offshore oil and gas fleet of H225 and AS332 L2 model helicopters remains on operational suspension. In February and April 2017, the Accident Investigation Board Norway (“AIBN”) published additional preliminary reports that updated and expanded findings from the investigation into the accident. The AIBN’s investigation remains ongoing. In July 2017, the civil aviation authorities in each of Norway and the United Kingdom published directives that set forth the requirements with respect to the return to service of these helicopter models. Prior to a return to service, an operator must comply with an EASA directive issued on June 23, 2017 that requires the replacement of, and prescribes reduced service limits and inspections with respect to, identified parts and the installation of, and prescribes maintenance protocols with respect to, a new EASA-approved full flow magnetic plug device to support the inspection of the main gearbox oil system particle detection. In addition, an operator must develop a return to service plan for the applicable helicopter model that must be approved by the relevant regulatory authority. Such a plan would need to include a detailed safety case, outlining specific maintenance processes, tooling and training requirements.
Since the accident, we believe that H225 helicopters have only returned to service in oil and gas missions in a few countries in Asia. Any broad-based return to service of the Airbus H225 and AS332 L2 helicopter models for future oil and gas operations will be impacted by market receptivity, which will be dependent upon the confidence in the safety case relating to the operations of these helicopter models amongst oil and gas companies and the labor unions representing their employees.
We own nine H225 helicopters, including five that are currently located in the U.S., three that are currently located in Brazil and one currently located in Norway. We will not operate the H225 helicopters in our fleet unless and until we can develop a detailed safety case that demonstrates the H225 model helicopter can be operated safely. During this suspension of H225 operations, we expect to utilize other heavy and medium helicopters to service our operations. Although we do not expect the near-term impact of the suspension to be material to our financial condition or results of operations, it is too early to estimate the full extent or duration of the H225 suspension, the market receptivity of the H225 helicopter for future oil and gas operations, the potential impact on residual values of these helicopters and the impact a long-term suspension could have on our results of operations or financial condition. As of June 30, 2017, the net book value of our H225 helicopters and related inventory of parts and equipment was $156.5 million. On November 21, 2016, we filed a lawsuit in the District Court of Dallas County, Texas against Airbus Helicopters, Inc. and Airbus Helicopters S.A.S. alleging breaches of various contracts between us, fraudulent inducement and unjust enrichment in connection with the sale by Airbus of H225 model helicopters to us. We seek compensation for our monetary damages in an amount to be determined. We cannot predict the ultimate outcome of the litigation, and we may spend significant resources pursuing our legal remedies against Airbus.

Conference Call
Management will conduct a conference call starting at 10:00 a.m. ET (9:00 a.m. CT) on Wednesday, August 9, 2017, to review the results for the second quarter ended June 30, 2017. The conference call can be accessed as follows:
All callers will need to reference the access code 7339410.
Within the U.S.: Operator Assisted Toll-Free Dial-In Number: (888) 490-2771
Outside the U.S.: Operator Assisted International Dial-In Number: (719) 457-2695
Replay
A telephone replay will be available through August 23, 2017 and may be accessed by calling (888) 203-1112 for domestic callers or (719) 457-0820 for international callers. An audio replay will also be available on the Company’s website at www.erahelicopters.com shortly after the call and will be accessible through August 23, 2017. The accompanying investor presentation will be available on Wednesday, August 9, 2017, on Era’s website at www.erahelicopters.com
For additional information concerning Era Group, contact Christopher Bradshaw at (713) 369-4644 or visit Era Group’s website at www.erahelicopters.com.
About Era Group
Era Group is one of the largest helicopter operators in the world and the longest serving helicopter transport operator in the U.S. In addition to servicing its U.S. customers, Era Group provides helicopters and related services to customers and third-party helicopter operators in other countries, including Argentina, Brazil, Colombia, the Dominican Republic, India and Suriname. Era Group’s helicopters are primarily used to transport personnel to, from and between offshore oil and gas production platforms, drilling rigs and other installations. In addition, Era Group’s helicopters are used to perform emergency air medical, search and rescue, firefighting, utility, VIP transport and flightseeing services. Era Group also provides a variety of operating lease solutions and technical fleet support to third party operators as well as offering unmanned aerial solutions.
Forward-Looking Statements Disclosure
Certain statements discussed in this release as well as in other reports, materials and oral statements that the Company releases from time to time to the public include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements concerning management's expectations, strategic objectives, business prospects, anticipated performance and financial condition and other similar matters involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of results to differ materially from any future results, performance or achievements discussed or implied by such forward-looking statements. Such risks, uncertainties and other important factors include, among others, the Company’s dependence on, and the cyclical and volatile nature of, offshore oil and gas exploration, development and production activity, and the impact of general economic conditions and fluctuations in worldwide prices of and demand for oil and natural gas on such activity levels; the Company’s reliance on a small number of customers and the reduction of its customer base resulting from bankruptcies or consolidation; risks that the Company’s customers reduce or cancel contracted services or tender processes; cost savings initiatives implemented by the Company’s customers; risks inherent in operating helicopters; the Company’s ability to maintain an acceptable safety record; the impact of increased United States (“U.S.”) and foreign government regulation and legislation, including potential government implemented moratoriums on drilling activities; the impact of a grounding of all or a portion of the Company’s fleet for extended periods of time or indefinitely on the Company’s business, including its operations and ability to service customers, results of operations or financial condition and/or the market value of the affected helicopter(s); the Company’s ability to successfully expand into other geographic and aviation service markets; risks associated with political instability, governmental action, war, acts of terrorism and changes in the economic condition in any foreign country where the Company does business, which may result in expropriation, nationalization, confiscation or deprivation of the Company’s assets or result in claims of a force majeure situation; the impact of declines in the global economy and financial markets; the impact of fluctuations in foreign currency exchange rates on the Company’s asset values and cost to purchase helicopters, spare parts and related services; risks related to investing in new lines of service without realizing the expected benefits; risks of engaging in competitive processes or expending significant resources for strategic opportunities, with no guaranty of recoupment; the Company’s reliance on a small number of helicopter manufacturers and suppliers; the Company’s ongoing need to replace aging helicopters; the Company’s reliance on the secondary helicopter market to dispose of older helicopters; the Company’s reliance on information technology; the impact of allocation of risk between the Company and its customers; the liability, legal fees and costs in connection with providing emergency response services; adverse weather conditions and seasonality; risks associated with the Company’s debt structure; the Company’s counterparty credit risk exposure; the impact of operational and financial difficulties of the Company’s joint ventures and partners and the risks associated with identifying and securing joint venture partners when needed; conflict with the other owners of the Company’s non-wholly owned subsidiaries and other equity investees; adverse results of legal proceedings; the Company’s ability to obtain insurance coverage and the adequacy and availability of such coverage; the Company’s ability to remediate the material weakness in its internal controls over financial reporting described in its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2017 and in its Annual Report on Form 10-K for the year ended December 31, 2016; the possibility of labor problems; the attraction and retention of qualified personnel; restrictions on the amount of foreign ownership of the Company’s common stock; and various other matters and factors, many of which are beyond the Company’s control. In addition, these statements constitute Era Group's cautionary statements under the Private Securities Litigation Reform Act of 1995. It is not possible to predict or identify all such factors. Consequently, the foregoing should not be considered a complete discussion of all potential risks or uncertainties. The words "estimate," "project," "intend," "believe," "plan" and similar expressions are intended to identify forward-looking statements. Forward-looking statements speak only as of the date of the document in which they are made. Era Group disclaims any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in Era Group's expectations or any change in events, conditions or circumstances on which the forward-looking statement is based. The forward-looking statements in this release should be evaluated together with the many uncertainties that affect the Company's businesses, particularly those mentioned under "Risk Factors" in Era Group's Annual Report on Form 10-K for the year ended December 31, 2016, in Era Group's subsequent Quarterly Reports on Form 10-Q and in Era Group's periodic reporting on Form 8-K (if any), which are incorporated by reference.

ERA GROUP INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited, in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Operating revenues	$57,878	$63,351	$112,405	$125,933
Costs and expenses:
Operating	41,335	47,396	79,092	91,703
Administrative and general	9,902	8,140	20,283	17,367
Depreciation and amortization	11,978	12,691	23,532	25,457
Total costs and expenses	63,215	68,227	122,907	134,527
Gains on asset dispositions, net	5,061	1,367	5,170	4,280
Operating loss	(276)	(3,509)	(5,332)	(4,314)
Other income (expense):
Interest income	185	403	435	704
Interest expense	(3,934)	(4,130)	(7,523)	(8,878)
Foreign currency gains (losses), net	(136)	329	(108)	610
Gain on debt extinguishment	—	518	—	518
Other, net	(8)	46	4	29
Total other income (expense)	(3,893)	(2,834)	(7,192)	(7,017)
Loss before income taxes and equity earnings	(4,169)	(6,343)	(12,524)	(11,331)
Income tax benefit	(726)	(1,232)	(2,829)	(2,246)
Loss before equity earnings	(3,443)	(5,111)	(9,695)	(9,085)
Equity earnings, net of tax	371	601	836	625
Net loss	(3,072)	(4,510)	(8,859)	(8,460)
Net loss attributable to noncontrolling interest in subsidiary	285	6,448	452	6,580
Net income (loss) attributable to Era Group Inc.	$(2,787)	$1,938	$(8,407)	$(1,880)

Income (loss) per common share:
Basic	$(0.13)	$0.09	$(0.41)	$(0.09)
Diluted	$(0.13)	$0.09	$(0.41)	$(0.09)

Weighted average common shares outstanding:
Basic	20,789,537	20,361,533	20,650,274	20,290,735
Diluted	20,789,537	20,364,382	20,650,274	20,290,735

EBITDA	$11,929	$10,676	$18,932	$22,925
Adjusted EBITDA	$12,544	$10,158	$19,547	$22,407
Adjusted EBITDA excluding gains	$7,483	$8,791	$14,377	$18,127

ERA GROUP INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited, in thousands, except share and per share amounts)

	Three Months Ended
	Jun 30, 2017	Mar 31, 2017	Dec 31, 2016	Sep 30, 2016	Jun 30, 2016
Operating revenues	$57,878	$54,527	$56,289	$65,006	$63,351
Costs and expenses:
Operating	41,335	37,757	37,789	40,371	47,396
Administrative and general	9,902	10,381	9,335	9,504	8,140
Depreciation and amortization	11,978	11,554	11,339	12,519	12,691
Total costs and expenses	63,215	59,692	58,463	62,394	68,227
Gains (losses) on asset dispositions, net	5,061	109	753	(246)	1,367
Operating income (loss)	(276)	(5,056)	(1,421)	2,366	(3,509)
Other income (expense):
Interest income	185	250	(429)	466	403
Interest expense	(3,934)	(3,589)	(4,444)	(4,003)	(4,130)
Foreign currency gains (losses), net	(136)	28	(570)	(33)	329
Gain on debt extinguishment	—	—	—	—	518
Other, net	(8)	12	6	34	46
Total other income (expense)	(3,893)	(3,299)	(5,437)	(3,536)	(2,834)
Loss before income taxes and equity earnings	(4,169)	(8,355)	(6,858)	(1,170)	(6,343)
Income tax expense (benefit)	(726)	(2,103)	(1,180)	69	(1,232)
Loss before equity earnings	(3,443)	(6,252)	(5,678)	(1,239)	(5,111)
Equity earnings, net of tax	371	465	30	437	601
Net loss	(3,072)	(5,787)	(5,648)	(802)	(4,510)
Net loss attributable to noncontrolling interest in subsidiary	285	167	110	242	6,448
Net income (loss) attributable to Era Group Inc.	$(2,787)	$(5,620)	$(5,538)	$(560)	$1,938

Income (loss) per common share:
Basic	$(0.13)	$(0.27)	$(0.27)	$(0.03)	$0.09
Diluted	$(0.13)	$(0.27)	$(0.27)	$(0.03)	$0.09

Weighted average common shares outstanding:
Basic	20,789,537	20,509,463	20,433,155	20,384,348	20,361,533
Diluted	20,789,537	20,509,463	20,433,155	20,384,348	20,364,382

EBITDA	$11,929	$7,003	$9,384	$15,323	$10,676
Adjusted EBITDA	$12,544	$7,003	$9,384	$15,323	$10,158
Adjusted EBITDA excluding gains	$7,483	$6,894	$8,631	$15,569	$8,791

ERA GROUP INC. OPERATING REVENUES BY LINE OF SERVICE (unaudited, in thousands)

	Three Months Ended
	Jun 30, 2017	Mar 31, 2017	Dec 31, 2016	Sep 30, 2016	Jun 30, 2016
Oil and gas:(1)
U.S.	$32,081	$30,341	$31,709	$35,961	$34,585
International	14,284	17,167	14,881	17,306	16,848
Total oil and gas	46,365	47,508	46,590	53,267	51,433
Dry-leasing	6,606	3,279	3,719	2,664	2,827
Emergency Response Services (2)	2,771	3,740	5,980	5,854	6,597
Flightseeing	2,136	—	—	3,221	2,494
	$57,878	$54,527	$56,289	$65,006	$63,351

FLIGHT HOURS BY LINE OF SERVICE(3) (unaudited)

	Three Months Ended
	Jun 30, 2017	Mar 31, 2017	Dec 31, 2016	Sep 30, 2016	Jun 30, 2016
Oil and gas:(1)
U.S.	5,693	5,219	6,294	7,628	7,307
International	2,205	2,636	2,477	3,005	2,535
Total oil and gas	7,898	7,855	8,771	10,633	9,842
Emergency Response Services (2)	131	481	885	1,084	1,031
Flightseeing	673	—	—	970	696
	8,702	8,336	9,656	12,687	11,569
____________________

(1)	Primarily oil and gas services, but also includes revenues and flight hours from utility services such as firefighting.

(2)	Includes revenues and flight hours from SAR and air medical services.

(3)	Does not include hours flown by helicopters in our dry-leasing line of service.

ERA GROUP INC. CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands)

	Jun 30, 2017	Mar 31, 2017	Dec 31, 2016	Sep 30, 2016	Jun 30, 2016
ASSETS	(unaudited)	(unaudited)		(unaudited)	(unaudited)
Current assets:
Cash and cash equivalents	$28,878	$26,339	$26,950	$32,144	$39,160
Receivables:
Trade, net of allowance for doubtful accounts	32,824	34,840	32,470	34,300	36,830
Tax receivables	3,000	3,166	3,461	—	6,011
Other	3,172	2,396	2,716	6,490	3,641
Inventories, net	24,296	25,232	25,417	26,615	27,764
Prepaid expenses	2,518	2,535	1,579	1,799	2,563
Escrow deposits	—	3,779	3,777	190	191
Total current assets	94,688	98,287	96,370	101,538	116,160
Property and equipment	1,164,048	1,154,835	1,154,028	1,175,131	1,172,242
Accumulated depreciation	(353,830)	(343,659)	(332,219)	(347,113)	(336,722)
Net property and equipment	810,218	811,176	821,809	828,018	835,520
Equity investments and advances	29,852	29,727	29,266	29,595	29,299
Intangible assets	1,129	1,133	1,137	1,141	1,148
Other assets	5,593	6,096	6,591	11,177	12,719
Total assets	$941,480	$946,419	$955,173	$971,469	$994,846

LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$12,884	$9,032	$8,876	$9,132	$15,473
Accrued wages and benefits	8,708	6,881	8,507	9,077	9,565
Accrued interest	527	3,365	529	3,363	612
Accrued income taxes	291	689	666	550	—
Accrued other taxes	1,145	1,447	2,139	2,311	2,515
Accrued contingencies	1,334	1,189	1,447	1,543	1,280
Current portion of long-term debt	2,161	2,199	1,237	1,539	1,569
Other current liabilities	2,590	2,846	2,222	2,470	2,184
Total current liabilities	29,640	27,648	25,623	29,985	33,198
Long-term debt	221,354	225,946	230,139	232,655	252,940
Deferred income taxes	222,724	223,442	225,472	227,417	227,933
Deferred gains and other liabilities	944	924	1,301	4,280	4,418
Total liabilities	474,662	477,960	482,535	494,337	518,489

Redeemable noncontrolling interest	3,769	4,054	4,221	4,331	4,573
Equity:
Era Group Inc. stockholders’ equity:
Common stock	215	215	211	211	211
Additional paid-in capital	441,595	440,164	438,489	437,291	435,714
Retained earnings	24,117	26,904	32,524	38,062	38,622
Treasury shares, at cost	(2,968)	(2,968)	(2,899)	(2,855)	(2,855)
Accumulated other comprehensive income (loss), net of tax	90	90	92	92	92
Total equity	463,049	464,405	468,417	472,801	471,784
Total liabilities, redeemable noncontrolling interest and stockholders’ equity	$941,480	$946,419	$955,173	$971,469	$994,846

Our management uses EBITDA and Adjusted EBITDA to assess the performance and operating results of our business. EBITDA is defined as Earnings before Interest (includes interest income and interest expense), Taxes, Depreciation and Amortization. Adjusted EBITDA is defined as EBITDA further adjusted for certain items noted in the reconciliation below that occur during the reported period. We include EBITDA and Adjusted EBITDA to provide investors with a supplemental measure of our operating performance. Neither EBITDA nor Adjusted EBITDA is a recognized term under generally accepted accounting principles in the U.S. (“GAAP”). Accordingly, they should not be used as an indicator of, or an alternative to, net income as a measure of operating performance. In addition, EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow available for management’s discretionary use, as they do not consider certain cash requirements, such as debt service requirements. Because the definitions of EBITDA and Adjusted EBITDA (or similar measures) may vary among companies and industries, they may not be comparable to other similarly titled measures used by other companies. Each of these non-GAAP measures has limitations and therefore should not be used in isolation or as a substitute for the amounts reported in accordance with GAAP.
The following table provides a reconciliation of Net Income, the most directly comparable GAAP measure, to EBITDA and Adjusted EBITDA (in thousands).

	Three Months Ended					Six Months Ended
	Jun 30, 2017	Mar 31, 2017	Dec 31, 2016	Sep 30, 2016	Jun 30, 2016	Jun 30, 2017	Jun 30, 2016
Net loss	$(3,072)	$(5,787)	$(5,648)	$(802)	$(4,510)	$(8,859)	$(8,460)
Depreciation and amortization	11,978	11,554	11,339	12,519	12,691	23,532	25,457
Interest income	(185)	(250)	429	(466)	(403)	(435)	(704)
Interest expense	3,934	3,589	4,444	4,003	4,130	7,523	8,878
Income tax expense (benefit)	(726)	(2,103)	(1,180)	69	(1,232)	(2,829)	(2,246)
EBITDA	$11,929	$7,003	$9,384	$15,323	$10,676	$18,932	$22,925
Special items (1)	615	—	—	—	(518)	615	(518)
Adjusted EBITDA	$12,544	$7,003	$9,384	$15,323	$10,158	$19,547	$22,407
Losses (gains) on asset dispositions, net	(5,061)	(109)	(753)	246	(1,367)	(5,170)	(4,280)
Adjusted EBITDA excluding gains	$7,483	$6,894	$8,631	$15,569	$8,791	$14,377	$18,127
____________________

(1)	Special items include the following:

•	In the three months ended June 30, 2017, $0.6 million of severance-related expenses due to changes in senior management; and

•	In the three months ended June 30, 2016, a gain of $0.5 million on the extinguishment of debt related to the repurchase of a portion of our 7.750% Senior Notes.

The Facility requires that the Company maintain certain financial ratios on a rolling four-quarter basis. The interest coverage ratio is a trailing four-quarter quotient of (i) EBITDA (as defined in the Facility) less dividends and distributions divided by (ii) interest expense. The interest coverage ratio is not a measure of operating performance or liquidity defined by GAAP and may not be comparable to similarly titled measures presented by other companies. The senior secured leverage ratio is calculated by dividing (i) the sum of secured debt for borrowed money, capital lease obligations and guaranties of obligations of non-consolidated entities by (ii) EBITDA (as defined in the Facility). The senior secured leverage ratio is not a measure of operating performance or liquidity defined by GAAP and may not be comparable to similarly titled measures presented by other companies. EBITDA is calculated under the Facility differently than as presented elsewhere in this release.

ERA GROUP INC. FLEET COUNTS (1) (unaudited)

	Jun 30, 2017	Mar 31, 2017	Dec 31, 2016	Sep 30, 2016	Jun 30, 2016
Heavy:
S92	3	2	2	2	2
H225	9	9	9	9	9
AW189	4	2	2	2	2
	16	13	13	13	13

Medium:
AW139	36	36	36	38	38
S76 C+/C++	5	5	6	6	6
B212	6	7	7	7	7
B412	—	—	—	1	1
	47	48	49	52	52

Light—twin engine:
A109	7	7	7	7	7
EC135	15	15	16	17	17
EC145	3	4	5	5	5
BK117	2	2	2	3	3
BO105	3	3	3	3	3
	30	31	33	35	35

Light—single engine:
A119	14	14	14	14	14
AS350	26	27	27	27	28
	40	41	41	41	42
Total Helicopters	133	133	136	141	142
____________________

(1)	Includes all owned, joint ventured, leased-in and managed helicopters and excludes helicopters fully paid for and delivered but not yet placed in service as of the applicable dates.